Exhibit 5.1

Fleming PLLC

30 WALL STREET 8TH FLOOR NEW YORK NEW YORK 10005

TEL 516 833 5034 FAX 516 977 1209 WWW.FLEMINGPLLC.COM

August 9, 2018

Workhorse Group Inc.

100 Commerce Drive

Loveland, Ohio  45140

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Workhorse Group Inc., a Nevada corporation (the “Company”), of up to 9,000,000 shares (“Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-213100) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated December 23, 2016 (the “Base Prospectus”) and the prospectus supplement dated August 8, 2018, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations (the “Prospectus Supplement”).  (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”).  The Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.   Our opinion herein is expressed solely with respect to Chapter 78 of the Nevada Revised Statutes of the State of Nevada.  Our opinion is based on these laws as in effect on the date hereof.  We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, the filing of this opinion as an exhibit to a current report on Form 8-K of the Company and the incorporation by reference of this opinion in the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Fleming PLLC
Fleming PLLC